1 CIM COMMERCIAL TRUST CORPORATION SERIES L PREFERRED STOCK OFFERING Maalot S&P Global IL Issuer Rating: AA- / Series L Rating: A- October 2017

IMPORTANT DISCLOSURES FREE WRITING PROSPECTUS CIM Commercial Trust Corporation (“CIM Commercial”, the “Company” or “CMCT”) has filed a registration statement (including a prospectus) on Form S-11 (No. 333-218019) with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC and the ISA for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://investors.cimcommercial.com/index.cfm. Alternatively, Leumi Partners Underwriting Ltd will arrange for a prospectus to be sent to you if you request it by calling 972-3-5141290 or toll-free at 1-833-300-3008. You may also access the prospectus for free on the SEC website at www.sec.gov at [•] and on the Magna website at www.magna.isa.gov.il under the Company’s name. FORWARD-LOOKING STATEMENTS The information set forth herein contains "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CMCT on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" "pursue," or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CMCT bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of CMCT and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CMCT to predict all of them. Nor can CMCT assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CMCT undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. 2

CMCT INVESTMENT THESIS 1. CIM Group: Resources & Expertise of Premier Institutional Manager CIM is a full-service, vertically-integrated manager of real estate funds focused on urban investments Serves a global institutional investor base and partners with some of the world’s largest providers of debt and equity capital 2. CMCT: Class A and Creative Office in Gateway Markets CIM Commercial Trust is a U.S. REIT listed on NASDAQ and subject to U.S. securities law Strong NOI growth outlook, prudent and flexible capital structure Benefits from management capabilities of CIM Group’s large-scale platform 3. Offering: Series L Preferred Stock Israeli investors can participate alongside global institutions in a U.S. publicly traded REIT Conservative leverage and substantial equity cushion provides stable income and principal protection for Preferred Stockholders 3

CIM GROUP OVERVIEW 4 CIM GROUP OVERVIEW

CIM SUMMARY 5 CIM GROUP OVERVIEW Established Established in 1994 as a partner for investors seeking urban infrastructure and real estate investments in communities qualified by CIM Vertically- Integrated Integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing and management capabilities Organization 640+ employees (15 principals including all of its founders; 360+ professionals)1 Office Locations Headquartered in Los Angeles, with offices in San Francisco Bay Area, New York, NY, Washington, D.C. Metro Area and Dallas, TX Investors Diversified investor base with approximately half investing across multiple CIM products Assets Under Management $18.1 billion of assets under management and $11.3 billion of equity under management2 As of September 30, 2017. As of June 30, 2017. See Important Disclosures on page 42 and, in particular, the section “Assets and Equity Under Management”.

CIM OVERVIEW 6 CIM GROUP OVERVIEW 100+ CIM QUALIFIED URBAN COMMUNITIES INFRASTRUCTURE & REAL ESTATE STABILIZED EQUITY OPPORTUNISTIC EQUITY DEBT VALUE-ADD EQUITY CIM PLATFORMS COMMINGLED FUNDS CO-INVESTMENTS SEPARATELY MANAGED ACCOUNTS CIM COMMERCIAL TRUST Publicly Traded REIT NASDAQ: CMCT Predecessor formed in 2005 Other Stabilized Equity Vehicles

CIM COMPETITIVE ADVANTAGES 7 CIM GROUP OVERVIEW 1. Team Led by 3 original founders, 15 principals (including founders) with average CIM tenure of 13+ years Integrated, full-service investment manager with expertise across in-house research, acquisition, investment, development, finance, leasing and asset management Investments team responsible for an entire life cycle of each investment; compensation is directly aligned with interests of CIM investors 2. Community Sector-agnostic focus on specific urban submarkets (“Qualified Communities”) exhibiting: Market values that are below long-term intrinsic values; or Underserved or transitional areas with dedicated resources that CIM believes will lead to outsized revenue growth and/or asset appreciation Extensive capital deployment in Qualified Communities has yielded long-term relationships and a proprietary origination channel 3. Discipline CIM underwrites prospective investments using multiple scenarios Employs current and long-term (generally based on 20-year historical averages) valuation metrics Investments are first underwritten on an unleveraged basis Thereafter, are also underwritten on a leveraged basis

1. VERTICALLY-INTEGRATED TEAM 8 CIM Group Co-Founders Richard Ressler CIM Group Principal, CMCT Chairman of the Board Founder and President of Orchard Capital Corp., a firm that provides consulting and advisory services to companies in which Orchard Capital or its affiliates invest Co-founded CIM Group in 1994 and chairs the firm’s Investment and Asset Management Committees Chairman of the board of j2 Global, Inc. (NASDAQ: JCOM) and director of Presbia PLC (NASDAQ: LENS) Served as Chairman and CEO of JCOM from 1997 to 2000 Chairman of executive committee and co-founder of predecessor of Orchard First Source Asset Management, an investment adviser focusing on middle market debt investments Co-founded and served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Limited (NYSE: VGR) Previously worked at Drexel Burnham Lambert, Inc. and began his career as an attorney with Cravath, Swaine and Moore, LLP B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University Avi Shemesh CIM Group Principal and CMCT Board Member Shaul Kuba CIM Group Principal and CMCT Board Member Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including leading the Development Group and sourcing new investment transactions Serves on the firm's Investment and Asset Management Committees Active real asset investor for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including strategic initiatives, property management, leasing and investor relations Head of CIM’s Investments Group and serves on the firm’s Investment and Asset Management Committees Active real asset investor for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles

1. VERTICALLY-INTEGRATED TEAM 9 CMCT MANAGEMENT David Thompson CMCT Chief Financial Officer, CIM Group Principal Prior to joining CIM Group in 2009, spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller responsible for worldwide financial reporting, financial planning and analysis, risk management, internal control and technical accounting compliance Tenure at Hilton included both SEC compliance as a public company and reporting as a private equity portfolio company Began career as a C.P.A. at Arthur Andersen & Co. Terry Wachsner CIM Group Principal, Property Management Prior to joining CIM Group in 2005, was Director of Asset Services for Continental Development Corporation Prior to Continental, was Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for the operations and leasing of a 75 million square foot national portfolio of office, retail, industrial and apartment properties From 1980 to 1998, headed up Heitman Properties, Ltd. as President of Property Management Charles Garner CMCT Chief Executive Officer, CIM Group Principal CEO of CMCT and serves on CIM Group’s Investment and Asset Management Committees Prior to joining CIM Group, worked closely with the firm in various capacities since 1996, including originating and managing Federal Realty Investment Trust’s partnership with CIM Group Has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties Began career as a C.P.A. at PricewaterhouseCoopers and has held various transactional positions with Federal Realty, Walker & Dunlop and The Stout & Teague Companies B.S. degree in Management from Tulane University’s A.B. Freeman School of Business Jan Salit CMCT President and Secretary Joined CMCT after merger of PMC Commercial Trust Previously was Chairman of the Board, CEO and Secretary of PMC Commercial Trust Prior to CEO role, held Chief Operating Officer and Chief Investment Officer roles with PMC Commercial Trust (joined predecessor firm in 1993) Prior to joining PMC Commercial Trust, held positions with Glenfed Financial Corporation (and its predecessor company ARMCO Financial Corporation) including Chief Financial Officer

1. VERTICALLY-INTEGRATED TEAM 10 CIM GROUP OVERVIEW Sourcing Due Diligence Acquisition Preliminary Investment Committee Asset Management Committee Asset Management Disposition Dedicated Investment Team for Each Asset: Oversight Principal, Team Lead (Principal, Managing Director, 1st VP or VP), Associate VP and Associate(s) Final Investment Committee Development Asset Management Legal & Compliance Financial Reporting Capital Markets IN-HOUSE OPERATIONAL EXPERTISE

2. COMMUNITY FOCUSED STRATEGY – CIM QUALIFIED COMMUNITIES 11 CIM GROUP OVERVIEW QUALIFICATION CRITERIA Transitional Urban Districts Improving demographics Broad public support for CIM’s investment approach Evidence of private investment from other institutional investors Underserved niches in the community’s real estate infrastructure Potential to invest a minimum of $100 million of opportunistic equity within five years Thriving Urban Areas Positive demographic trends Public support for investment Opportunities below intrinsic value Potential to invest a minimum of $100 million of opportunistic equity within five years CIM believes that its community qualification process provides it with a significant competitive advantage when making urban real assets investments. Since 1994, CIM has qualified 110 communities in high barrier-to-entry markets and has invested in 67 of the communities. The qualification process generally takes 6 months to 5 years and is a critical component of CIM’s investment evaluation. CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM undertakes in reviewing and making potential investments in its Qualified Communities. The communities are located in both primary and secondary urban centers, which can encompass (1) transitional urban districts and growth markets adjacent to Central Business Districts (“CBDs”) and/or (2) well-established, thriving urban areas including major CBDs. EXISTING QUALIFIED COMMUNITIES & CIM INVESTMENTS1 1 As of September 30, 2017. Note that multiple communities may be qualified within a larger city.

3. DISCIPLINE 12 CIM GROUP OVERVIEW Underwriting Employs current and long-term (generally based on 20-year historical averages) valuation metrics Underwriting of investments is performed on both a leveraged and unleveraged basis Leverage Investment strategy relies on sound business plan execution, not financial engineering CIM generally enters into non-recourse loans and does not provide fund repayment guarantees1 Match debt maturity with expected hold periods based on the business plan of the investment Research Proprietary research on Qualified Communities based on CIM’s prior experience and relationships in the community with government agencies, property owners, co-sponsors and national and regional retail tenants In-house services allow CIM to benefit from real-time market and asset-level intelligence in order to operate assets more efficiently CIM mitigates risk throughout the development and execution of its business plan for investments, leveraging the breadth and skill of CIM’s vertically-integrated organization Returns are primarily driven by improved asset and community performance, not by financial engineering 1 Except for standard “bad boy” carve-outs and completion guarantees.

Cmct overview 13 Cmct overview

CMCT

PRIMARILY CLASS A AND CREATIVE URBAN OFFICE REIT

CMCT OVERVIEW

CIM COMMERCIAL (NASDAQ: CMCT)	▪ A public real estate investment trust (REIT) listed on NASDAQ since 2014 ▪ Predecessor entity was CIM Urban REIT, LLC, formed with 24 private institutional investors ▪ Primarily focuses on Class A and creative office investments in vibrant and improving urban communities ▪ Benefits from CIM's large-scale platform → Deal sourcing + Capital markets + Operational expertise
Portfolio	▪ High-quality portfolio diversified by geography and tenancy ▪ 19 properties with 3.3 million office rentable SF[1,2] and 503 hotel rooms ▪ Office Occupancy[3]: 93% ▪ Highly-Rated Tenant Base: U.S. Federal Government Agencies represent approximately 20% of office annualized cash rent[3] ▪ Assets' Fair Value: $1.6B[1,2], Estimated Net Asset Value: $1.3B[4]
Strong Growth Prospects	▪ Embedded growth through below market leases increasing to market and regular base rent escalations ▪ Targeting same-store office NOI CAGR of 5% - 7% through 2021[5]
Prudent Capital Structure	▪ Low leverage level ▪ Long debt maturities with no amortization (I/O) ▪ Most debt bears fixed interest – expected minimal exposure to possible rate hikes ▪ Unencumbered assets represent >40% of investments in real estate at fair value[1] – high level of flexibility

1 As of June 30, 2017. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold or are under contract for sale as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade, 800 North Capitol Street, 4200 Scotland Street and 47 E 34th Street. Excludes the lending segment.
2 Includes ancillary properties: two parking garages and two development sites, one of which is being used as a parking lot. 3601 South Congress Avenue and Lindblade Media Center are each counted as one property but consist of 10 and 3 buildings, respectively.
3 As of June 30, 2017. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade and 800 North Capitol Street.
4 NAV as of June 30, 2017 is adjusted for the property sales described in footnote 1 and the $65.0M debt pay down made in August 2017. NAV includes the lending segment. See page 32 for calculation of NAV. Please see Important Disclosures on page 42, and in particular the section "Net Asset Value."
5 Additional 1%-2% CAGR potential from development of already owned sites. Reflects cash and segment NOI. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade and 800 North Capitol Street.

14

COASTAL URBAN CLASS A AND CREATIVE OFFICE PORTFOLIO[1]

CMCT

CMCT OVERVIEW



2100 Franklin Street
1901 Harrison Street
Sheraton Grand Hotel
1333 Broadway
2101 Webster Street
260 Townsend Street
1 Kaiser Plaza
4750 Wilshire Boulevard
11620 Wilshire Boulevard
11600 Wilshire Boulevard
Lindblade Media Center
830 1st Street
899 & 999 N Capitol Street
3601 S Congress Avenue
CMCT Office Buildings
CMCT Hotel

	Oakland & San Francisco	Los Angeles	Washington, D.C.	Austin	Total Office	Hotel (Sacramento)
# of Properties[2]	6	4	3	1	**14**	**1**
SF/Keys	1,802k	424k	885k	184k	**3,295k**	**503**
Occupancy	95.3%	96.7%	88.5%	88.0%	**93.2%**	**84.0%**
Annualized Rent per Occupied SF/ADR[3]	$38.5	$35.7	$47.1	$33.2	**$40.0**	**$165.4**

1 As of or for the six months ended June 30, 2017. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from this slide as they were sold or are under contract for sale as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade, 800 North Capitol Street, 4200 Scotland Street and 47 E 34th Street. Excludes the lending segment. Excludes ancillary properties: two parking garages and two development sites, one of which is being used as a parking lot.

2 3601 South Congress Avenue and Lindblade Media Center are each counted as one property but consist of 10 and 3 buildings, respectively.

3 For office properties, represents gross monthly base rent per square foot under leases commenced as of June 30, 2017, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail. Hotel average daily rate ("ADR") represents the average for the six months ended June 30, 2017.

15

REPRESENTATIVE CMCT TRANSACTIONS The examples below have been selected to generally illustrate the investment philosophy of CIM, and may not be representative of future investments. Past performance is not a guarantee of future results. LAKE MERRITT 16 Other CIM Investments UNION SQUARE Other CIM Investments Other CIM Investments Location Acquisition Date NoMa / Capitol Hill, D.C. November 2007 Location Acquisition Date Oakland, CA October 2008 Use Office Use Office 1 Comprised of 899 and 999 N Capitol Street, in addition to land parcel at 901 N Capitol Street.

CMCT

KEY SUBMARKET: LAKE MERRITT & OAKLAND CBD

CMCT OVERVIEW

CMCT In-Place Rents[1,2]
$37.64

Class A Asking Rents[3]
$52.92

FAVORABLE OFFICE DYNAMICS

- **Relative Value vs. San Francisco CBD (Class A asking rents):** [3]
  - **San Francisco - $73.42**
  - **Lake Merritt - $52.92**
- **Limited New Office Supply in Lake Merritt / Oakland CBD:** Last major office project completed in 2008[4]
- **Proposition M:** San Francisco office development limited to 875,000 square feet per year

AN IMPROVING COMMUNITY

- **Transportation:** All six BART lines and every major Bay Area highway run through Oakland
- **Amenities Base:** Oakland emerging as a "cool" place to live and work
- **Residential Development:**
  - **~5,000 new units in 2017-2019 (v. ~150,000 existing)[5]**
  - **Residential Monthly Asking Rents[4]**
    - **San Francisco - $2,897**
    - **Oakland - $2,033**


2353 Webster Garage
2100 Franklin/2101 Webster
1901 Harrison
1 Kaiser
2 Kaiser
1333 Broadway
Marriott City Center
Courtyard Oakland
Jack London Square
211 Main St
246 1st St
80 Natoma
Central Tower
55 Hawthorne
274 Brannan
260 Townsend
330 Townsend
350 Townsend
Block 1
MAP KEY
CMCT Investments
CIM Investments
CIM Realized Investments
Metro Stops

CMCT INVESTMENTS	ASSET TYPE	SQF[1]	OCCUPIED %[1]	ANNUALIZED RENT PER OCCUPIED SQUARE FOOT[1,2]
1 Kaiser Plaza	Office	532,778	93.4%	$38.81
2101 Webster Street	Office	473,156	98.9%	$38.36
1901 Harrison Street	Office	273,134	98.2%	$36.29
1333 Broadway	Office	240,051	92.9%	$33.21
2100 Franklin Street	Office	216,828	98.9%	$39.62
2 Kaiser Plaza[6]	Land	-	-	-
2353 Webster Street	Garage	-	-	-
Total		**1,735,947**	**96.3%**	**$37.64**

1 As of June 30, 2017.
2 For office properties, represents gross monthly base rent per square foot under leases commenced as of June 30, 2017, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
3 Source: Cushman & Wakefield Q2 2017 reports (per square foot per year).
4 Source: Costar.
5 Source: Reis.
6 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. CIM Commercial is pursuing entitlements allowing it to develop a building with approximately 440,000 to 840,000 rentable square feet.

Note: The examples shown herein have been selected to generally illustrate the investment philosophy of CIM and may not be representative of future investments. Past performance is not a guarantee of future results

17

CMCT

CMCT OVERVIEW

KEY SUBMARKET: NOMA, WASHINGTON, D.C.

CMCT In-Place Rents[1,2]
$47.08

Class A Asking Rents[3]
$49.51

FAVORABLE OFFICE DYNAMICS[3]

- **Relative Value vs. Washington, D.C. CBD (Class A asking rents):**
    - NOMA: $49.51
    - CBD: $53.13
- **Net Absorption:** Since 2010, annual growth in net absorption of 5.7% for NOMA compared to 0.5% for the Washington, D.C. metro
- **Vacancy:** NOMA vacancy of 12.1% vs. D.C. metro of 14.0%

AN IMPROVING COMMUNITY

- **Transportation:** Since the opening of the NOMA-Gallaudet U Metrorail Station in 2004, the NOMA neighborhood has grown from an underutilized industrial area into a thriving community
- **Amenities:** Proximity to key vibrant social scenes; Union Market and the H street Corridor (ranked by Forbes as one of "America's Best Hipster Neighborhoods")
- **Demographics[4]:** NOMA has favorable demographics; the household income for 59% of residents is greater than $80,000 while 92% have a college degree or higher
- **Development[4]:**
    - Office: There has been over 5.6M SF built since 2005
    - Residential: Over 3,400 units have delivered since 2005

NOMA / CAPITOL HILL, WASHINGTON, D.C.


CITYVISTA
999 N CAPITOL
899 N CAPITOL
830 1st ST
800 N CAPITOL
01
03
04
05
06
SUBMARKET MAP - KEY
CIM Investments
CIM Realized Investments

CMCT INVESTMENTS	ASSET TYPE	SQF[1]	OCCUPIED %[1]	ANNUALIZED RENT PER OCCUPIED SQUARE FOOT[1,2]
899 N Capitol Street	Office	314,667	86.1%	$50.65
999 N Capitol Street	Office	323,076	82.0%	$46.40
830 1st Street	Office	247,337	100.0%	$43.90
901 N Capitol Street[5]	Land	-	-	-
Total		**885,080**	**88.5%**	**$47.08**

1 As of June 30, 2017. CIM Commercial owned 800 N Capitol Street as of June 30, 2017, but it was excluded from the above presentation as it was sold prior to October 24, 2017.
2 For office properties, represents gross monthly base rent per square foot under leases commenced as of June 30, 2017, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
3 Asking rent, absorption and vacancy data sourced from Costar.
4 C&W Broker memorandum for 800 N Capitol Street.
5 901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. CIM Commercial is entitled to develop a building it has designed with 271,233 rentable square feet.
Note: The examples shown herein have been selected to generally illustrate the investment philosophy of CIM and may not be representative of future investments. Past performance is not a guarantee of future results.

18

OFFFICE PORTFOLIO[1] – KEY PERFORMANCE INDICATORS

CMCT OVERVIEW

CMCT

HISTORICAL OCCUPANCY[2]



85%
93%
93%
93%
2014
2015
2016
Q2 2017

HISTORICAL ANNUALIZED RENT PSF[3]



$37
$38
$39
$40
2014
2015
2016
Q2 2017

HISTORICAL INVESTMENTS IN REAL ESTATE - AT FAIR VALUE ($ in thousands)



$1,282,830
$1,373,800
$1,432,200
$1,442,846
2014
2015
2016
Q2 2017

HISTORICAL OFFICE CASH NOI ($ in thousands)[4]



$52,615
$60,637
$67,102
$77,842
2014
2015
2016
2017 annualized

[1] CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade and 800 North Capitol Street.
[2] Historical occupancies for office properties are shown as a percentage of rentable square feet and are based on leases commenced as of December 31st of each historical year, or as of June 30, 2017.
[3] Historical Annualized Rent PSF represents annualized gross rent divided by total occupied square feet as of December 31st of each historical year or as of June 30, 2017. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
[4] See pro-forma NOI on page 32 and "Net Operating Income Reconciliations" on pages 38-41.

19

WELL DIVERSIFIED PORTFOLIO[1]

CMCT

CMCT OVERVIEW

- Geographic diversity across the U.S. with concentrations in Oakland, CA, Washington, D.C., Los Angeles, CA and Sacramento, CA
- Office portfolio distributed across 15+ industries with concentrations in (1) public administration, (2) health care & social assistance, (3) professional, scientific & technical services and (4) finance & insurance
- Office portfolio tenant base consists of 217 tenants[2]

GEOGRAPHIC DIVERSITY[2,3]



Austin, TX, 4%
San Francisco, CA, 3%
Los Angeles, CA, 12%
Oakland, CA, 40%
Sacramento, CA, 16%
Washington, D.C., 25%

OFFICE PORTFOLIO – INDUSTRY DIVERSITY[2,4]



Educational Services, 2%
Construction, 2%
All Others, 3%
Manufacturing, 2%
Real Estate, 3%
Public Administration, 32%
Other Services, 5%
Information, 8%
Finance & Insurance, 10%
Professional, Scientific & Technical Services, 14%
Health Care & Social Assistance, 19%

1 *Excludes the lending segment.*
2 *As of June 30, 2017. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold or are under contract for sale as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade, 800 North Capitol Street, 4200 Scotland Street and 47 E 34th Street.*
3 *Based on cash NOI for the trailing twelve months ended June 30, 2017. See Net Operating Income reconciliations on pages 32 and 38-41.*
4 *Based on annualized rent as of June 30, 2017. Annualized rent represents gross monthly base rent as of June 30, 2017, multiplied by twelve. This amount represents total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.*

20

OFFICE PORTFOLIO – TOP 10 TENANTS[1]

CMCT

CMCT OVERVIEW

Tenant	Property	Credit Rating (S&P / Moody's / Fitch)	Lease Expiration		Annualized Rent (in thousands)[2]	% of Annualized Rent	Rentable Square Feet	% of Rentable Square Feet
U.S. Federal Government Agencies [3]	Various	AA+ / Aaa / AAA	2017-2026	$	24,435	19.8%	558,965	17.0%
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza / 2101 Webster	AA- / - / A+	2017-2027		18,056	14.7%	469,107	14.1%
The District of Columbia	899 N Capitol Street	AA / Aa1 / AA	2021		10,799	8.8%	205,860	6.2%
Pandora Media, Inc.	2100 Franklin Street/2101 Webster	- / - / -	2020		7,135	5.8%	184,875	5.6%
Wells Fargo Bank, N.A.	1901 Harrison Street	A / A2 / AA-	2018-2023		5,124	4.2%	147,520	4.5%
Farmers Group, Inc.	4750 Wilshire Boulevard	A+ / A2 / -	2019		3,788	3.1%	143,361	4.4%
Neighborhood Reinvestment Corporation	999 N Capitol Street	- / - / -	2023		3,363	2.7%	67,611	2.1%
Save the Children Federation, Inc.	899 N Capitol Street	- / - / -	2029		2,641	2.1%	58,768	1.8%
Swinerton, Inc.	260 Townsend	- / - / -	2017-2026		2,560	2.1%	37,451	1.1%
AECOM Global II, LLC[4]	1333 Broadway	BB / Ba2 / -	2017-2026		2,434	2.0%	75,350	2.3%
Total for Top Ten Tenants					**80,335**	**65.3%**	**1,948,868**	**59.1%**
All Other Tenants					42,605	34.7%	1,123,908	34.1%
Vacant					-	- %	222,707	6.8%
Total for Portfolio				$	**122,940**	**100.0%**	**3,295,483**	**100.0%**

[1] As of June 30, 2017, CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade and 800 North Capitol Street.
[2] Represents gross monthly base rents, as of June 30, 2017, multiplied by twelve. This amount reflects total cash rents before abatements. Where applicable, annualized rents have been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
[3] Represents 7 different leases at various properties.
[4] In July 2017, CIM Commercial entered into a termination agreement with the existing tenant, effective December 31, 2017. In July 2017, CIM Commercial entered into a ten-year lease agreement with a different tenant for 81,977 rentable square feet, anticipated to be delivered to the tenant on January 1, 2018.

21

PRUDENT AND FLEXIBLE CAPITAL STRUCTURE[1]

CMCT

CMCT OVERVIEW

- Overall leverage is ~37%[1]
- 100% of debt matures after 2021, 58% in 2026 and thereafter – interest only, no amortization[1,2]
- 55% of debt is fixed rate, and additional 42% of debt is effectively fixed rate until May 2020 through interest rate swaps[1,2]
- Unutilized revolving credit facility
- Unencumbered real estate asset pool fair value of $674M, approximately 43% of total fair value of investments in real estate[3]

Targeted capital structure to an optimally weighted common equity, preferred equity and debt

CAPITAL STRUCTURE[1], 6/30/17


Preferred Equity,
<1%
Common Equity,
63%
Debt, 37%



CAPITAL STRUCTURE, TARGET


Common Equity,
45%
Preferred Equity,
25%
Debt, 30%

1 As of June 30, 2017, utilizing the Estimated NAV as presented on page 32. See "Net Asset Value" under "Important Disclosures" on page 42.
2 As of June 30, 2017. Excludes premiums, discounts, debt issuance costs and secured borrowings on government guaranteed loans. Excludes debt on 4200 Scotland street ($28.9M) and 7083 Hollywood Boulevard ($21.7M), which were held for sale at June 30, 2017. Debt is also adjusted for $65.0M of unsecured debt pay down made in August 2017.
3 As of June 30, 2017. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold or are under contract for sale as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade, 800 North Capitol Street, 4200 Scotland Street and 47 E 34th Street. Excludes the lending segment.

22

CONCLUSIONS Affiliation with CIM Provides Significant Resources, Expertise and Opportunity CMCT’s manager, an affiliate of CIM Group, has a 20+ year proven track record of investing in both stabilized and opportunistic real estate assets in funds with low leverage Experienced manager with acquisition and financing opportunities through in-house vertically-integrated capabilities and broad industry relationships Large-scale platform Deal sourcing + Capital markets + Operational expertise High-quality Portfolio CMCT targets high quality, stabilized Class A and creative office assets in gateway markets that are accretive to recurring cash flow and located in vibrant and improving urban communities Well-diversified across geographies and industries Long-term, highly-rated tenant base Embedded growth through below market leases increasing to market and lease-up Very low exposure to development risk High-visibility cash-flow Conservative Financial Profile Prudent and flexible capital structure Substantial unencumbered asset pool Common equity cushion provides principal protection for preferred stock 23 CMCT OVERVIEW

CMCT Series l preferred Stock Summary 24 CMCT Series l preferred Stock Summary

Cumulative Dividends Annual dividend rate: 5.50%, paid annually beginning January 2019 Subordination and Seniority: Series L Stated Value is senior to Common Stock Unpaid and accrued distributions on the Series L Preferred Stock is junior to the Initial Dividend with respect to payment of distributions including upon liquidation Series L Stated Value is on par with the Series A Preferred Stock upon liquidation Unpaid and accrued distributions on the Series L Preferred Stock are junior to the Series A Preferred Stock with respect to payment of distributions including upon liquidation Series L ranks junior to CMCT’s debt obligations including upon liquidation Redemption Rights After 5 years, either investor or CMCT may redeem Series L (on a quarterly basis) Each holder may redeem the Series L prior to such 5-year period if CMCT misses payment of its annual dividend Redemption will include 100% of the Stated Value of Series L which the investor or CMCT choose to redeem, plus accrued dividends (if any), subject to exceptions in the event of redemption by the holder2 Redemptions may be paid in cash, Common Stock or a combination at the sole discretion of CMCT Redemption for Common Stock will be at a value equal to the lesser of (1) the 20-day VWAP (volume weighted-average Common Stock market price) and (2) the last published NAV per share If the VWAP is above NAV, Series L investors will receive a premium to the Series L Stated Value, since they will be paid at NAV per share (below market) On the contrary, if CMCT is trading below or at NAV, Series L investors will receive 100% of the Series L Stated Value Common stock and Series L will be dual listed on the TASE in advance of or concurrently with the Series L issuance3 Series l preferred stock – Terms summary1 (1/2) 25 The complete terms of the Series L Preferred Stock are contained in the Registration Statement on Form S-11 filed by CMCT with respect to the Series L Preferred Stock and the amendments thereto (collectively, the “S-11”). CMCT does not undertake to update the summary contained herein. Three conditions must be satisfied: (1) CMCT must declare a dividend on its Common Stock (if any) prior to the beginning of the year (the “Initial Dividend”), (2) CMCT must declare and pay (or set apart for payment) full cumulative dividends equal to the amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods and (3) CMCT must pay dividends on Common Stock in an amount equal to or greater than the product of (i) the Initial Dividend multiplied by (ii) a fraction, the numerator of which is the number of quarters that have passed since the beginning of the year (including the current quarter) and the denominator of which is 4. Applications for listing the Common Stock on the TASE and the Series L Preferred Stock on NASDAQ and the TASE are pending approval.

Series l preferred stock – Terms summary1 (2/2) If Series L is in arrears (for any reason): CMCT will not be able to authorize a dividend/distribution to its Common Stock holders before paying all unpaid Series L accrued dividends CMCT will not be able to exercise its redemption rights, until all the accrued and unpaid dividends are paid. In addition, CMCT (and its affiliates) are not allowed to purchase Series L shares while dividends are in arrears In the event any dividend payment on the Series L is deferred, each holder will have the right to redeem for the Series L Stated Value, and subject to certain exceptions, also for the accrued dividends, if any (redemption on a quarterly basis)2 Investor protection: annual dividend rate increases in the event of a missed payment The annual dividend rate will increase by 1.00% effective as of January 1 of the year following any year for which the payment is missed, up to a maximum coupon of 8.50% The increased annual coupon will continue through the end of such year, regardless of any distributions made that year The annual coupon will return to 5.50% effective as of January 1st of the next year thereafter in which distributions on the Series L Preferred Stock are no longer in arrears as of January 31st of such year Shareholder Rights No voting rights No participation rights 26 The complete terms of the Series L Preferred Stock are contained in the Registration Statement on Form S-11 filed by CMCT with respect to the Series L Preferred Stock and the amendments thereto (collectively, the “S-11”). CMCT does not undertake to update the summary contained herein. Holders may also be eligible to receive accrued and unpaid dividends on Series L. If the holder redeems prior to the end of the 5-year period, and conditions are not satisfied, accrued and unpaid dividends may be forfeited. Refer to the S-11.

4. appendix 27 Appendix

REPRESENTATIVE CIM GROUP TRANSACTIONS 28 TRIBUNE TOWER – CIM FUND VIII Location Acquisition Chicago, IL September 2016 432 PARK AVENUE – CIM FUND III Location Acquisition Disposition New York, NY January 2010 Partially Realized Other CIM Investments Use Residential / Retail Use Residential / Retail Other CIM Investments The examples below have been selected to generally illustrate the investment philosophy of CIM, and may not be representative of future investments. Past performance is not a guarantee of future results.

REPRESENTATIVE CIM GROUP TRANSACTIONS 29 The examples below have been selected to generally illustrate the investment philosophy of CIM, and may not be representative of future investments. Past performance is not a guarantee of future results. 11 MADISON AVENUE – CIM FUND III TWO CALIFORNIA PLAZA – CIM FUND VIII Other CIM Investments Other CIM Investments Location Acquisition Downtown Los Angeles, CA February 2014 Location Acquisition Disposition New York, NY December 2010 May 2015 Use Office / Retail Use Office / Retail

REPRESENTATIVE CIM GROUP TRANSACTIONS 30 The examples below have been selected to generally illustrate the investment philosophy of CIM, and may not be representative of future investments. Past performance is not a guarantee of future results. MARQUEE AT BLOCK 37 – CIM FUND III SUNSET LA CIENEGA – CIM FUND III Other CIM Investments Other CIM Investments Other CIM Investments Location Acquisition West Hollywood, CA November 2011 Location Acquisition Disposition Chicago, IL September 2012 Partially Realized Use Residential / Retail Use Residential / Hotel

REPRESENTATIVE CIM GROUP TRANSACTIONS 31 The examples below have been selected to generally illustrate the investment philosophy of CIM, and may not be representative of future investments. Past performance is not a guarantee of future results. HOLLYWOOD & HIGHLAND® – CIM FUND I/II Other CIM Investments BLOCK 1 – CIM FUND VIII Location Acquisition San Francisco, CA November 2014 Location Acquisition Hollywood, CA February 2004 Use Retail / Theater / Media / Parking Use Residential / Retail Disposition Partially Realized Other CIM Investments

CMCT – NET ASSET VALUE

CMCT

ESTIMATED NET ASSET VALUE[1,2]

	($ in thousands, except for shares and per share amounts) (Unaudited)	
Investments in real estate - at fair value	$	1,585,823
Loans receivable - at fair value		72,080
Debt [3]		(757,231)
Cash and other assets net of other liabilities		29,795
Noncontrolling interests		(1,047)
Redeemable Series A Preferred Stock		(7,050)
Estimated NAV of portfolio		922,370
Estimated NAV of assets sold or under contract for sale as of October 24, 2017 [3]		367,040
Estimated NAV available to common shareholders	**$**	**1,289,410**
Shares of Common Stock outstanding		**57,875,848**
Estimated NAV per share of Common Stock	**$**	**22.28**

PRO-FORMA CASH NOI[4]

($ in thousands)
(Unaudited)

	Twelve months Ended						Six months Ended			
	December 31, 2014		December 31, 2015		December 31, 2016		June 30, 2016		June 30, 2017	
Net income attributable to the company	$	24,378	$	24,392	$	34,547	$	27,829	$	285,293
Total Cash NOI	$	125,902	$	131,868	$	128,470	$	67,861	$	72,921
Less Cash NOI from assets sold or under contract for sale as of October 24, 2017		61,071		56,148		43,527		23,951		23,955
Pro-forma Cash NOI	**$**	**64,831**	**$**	**75,720**	**$**	**84,943**	**$**	**43,910**	**$**	**48,966**
Pro-forma NOI Breakdown:										
Pro-forma Lending NOI	$	1,813	$	2,860	$	4,522	$	2,539	$	1,991
Pro-forma Hotel NOI		10,403		12,223		13,319		7,382		8,054
Pro-forma Office NOI		52,615		60,637		67,102		33,989		38,921
Pro-forma Cash NOI	**$**	**64,831**	**$**	**75,720**	**$**	**84,943**	**$**	**43,910**	**$**	**48,966**

1 See "Net Asset Value" under "Important Disclosures" on page 42.
2 As of June 30, 2017, adjusted for assets sold or under contract for sale as of October 24, 2017.
3 Debt as of June 30, 2017. Excludes secured borrowings on government guaranteed loans, which are included with cash and other assets net of other liabilities. Excludes debt on 4200 Scotland Street ($28.9M) and 7083 Hollywood Boulevard ($21.7M), which were held for sale at June 30, 2017, and are included with the Estimated NAV of assets sold or under contract for sale as of October 24, 2017. Debt is also adjusted for $65.0M of unsecured debt pay down made in August 2017. The estimated NAV of assets sold or under contract for sale as of October 24, 2017 represents the actual net proceeds from the sale of 7083 Hollywood Boulevard, 800 N Capitol, 47 E 34th Street and 370 L'Enfant Promenade and the estimated net proceeds from the sale of 4200 Scotland Street.
4 Pro-forma Cash NOI is adjusted for assets sold or under contract for sale as of October 24, 2017. See "Net Operating Income Reconciliations" on pages 38-41.

32

CMCT

SAME-STORE GROWTH OPPORTUNITY

Class A & Creative Office	▪ Office investments in vibrant and improving urban communities ▪ Targeting same-store NOI CAGR of 5% - 7% through 2021[1,2]

FIVE YEAR GROWTH TARGET


Same-Store Target NOI CAGR 5%-7%
NOI
2016
Mark-to-market and rent increase
Existing NOI
2021

ILLUSTRATIVE NAV/SHARE[3]

SAME-STORE NOI CAGR OF 5%-7%


Estimated NAV
$22.28
~5.4% cap rate on trailing NOI
6/30/2017
NAV Growth
~$30.00
2021

[1] Additional 1%-2% CAGR potential from development of already owned sites.
[2] Based on cash and segment NOI. CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade and 800 North Capitol Street.
[3] See page 32 for calculation of estimated NAV. Please see "Important Disclosures" on page 42. The illustrative NAV per share at 2021 is based on a number of assumptions, including, without limitation, an increase in NOI at 6% per year and the capital structure of CMCT remaining unchanged from the date hereof. Any changes in these assumptions will affect the ability of CMCT to achieve the illustrative NAV per share. There can be no guarantee that CMCT will be able to achieve NOI growth of 6% per year. In addition, as discussed on page 22, CMCT is targeting a capital structure that is different from CMCT's current capital structure.

33

OFFICE PORTFOLIO SUMMARY[1]

CMCT

AS OF JUNE 30, 2017

Location	Sub-Market	Rentable Square Feet	% of Total	% Occupied	% Leased [3]	Annualized Rent (in thousands) [4]	Annualized Rent Per Occupied Square Foot
NORTHERN CALIFORNIA							
Oakland, CA							
1 Kaiser Plaza	Lake Merritt	532,778	16.0%	93.4%	93.4%	$ 19,306	$ 38.81
2101 Webster Street	Lake Merritt	473,156	14.4%	98.9%	98.9%	17,956	38.36
1901 Harrison Street	Lake Merritt	273,134	8.3%	98.2%	98.2%	9,736	36.29
1333 Broadway	City Center	240,051	7.3%	92.9%	96.8%	7,408	33.21
2100 Franklin Street	Lake Merritt	216,828	6.6%	98.9%	98.9%	8,501	39.62
Total Oakland, CA		**1,735,947**	**52.6%**	**96.3%**	**96.8%**	**62,907**	**37.64**
San Francisco, CA							
260 Townsend Street	South of Market	65,714	2.0%	69.5%	84.8%	3,127	68.42
Total San Francisco, CA		**65,714**	**2.0%**	**69.5%**	**84.8%**	**3,127**	**68.42**
TOTAL NORTHERN CALIFORNIA		**1,801,661**	**54.6%**	**95.3%**	**96.4%**	**$ 66,034**	**$ 38.45**
SOUTHERN CALIFORNIA							
Los Angeles, CA							
11620 Wilshire Boulevard	West Los Angeles	192,897	5.9%	96.7%	98.1%	$ 7,039	$ 37.73
4750 Wilshire Boulevard	Mid-Wilshire	143,361	4.4%	100.0%	100.0%	3,788	26.42
11600 Wilshire Boulevard	West Los Angeles	55,638	1.7%	86.1%	86.1%	2,419	50.48
Lindblade Media Center [2]	West Los Angeles	32,428	1.0%	100.0%	100.0%	1,406	43.37
Total Los Angeles, CA		**424,324**	**13.0%**	**96.7%**	**97.3%**	**14,652**	**35.71**
TOTAL SOUTHERN CALIFORNIA		**424,324**	**13.0%**	**96.7%**	**97.3%**	**$ 14,652**	**$ 35.71**
EAST							
Washington, D.C.							
999 N Capitol Street	Capitol Hill	323,076	9.8%	82.0%	82.0%	$ 12,287	$ 46.40
899 N Capitol Street	Capitol Hill	314,667	9.5%	86.1%	86.1%	13,719	50.65
830 1st Street	Capitol Hill	247,337	7.5%	100.0%	100.0%	10,859	43.90
Total Washington, D.C.		**885,080**	**26.8%**	**88.5%**	**88.5%**	**36,865**	**47.08**
TOTAL EAST		**885,080**	**26.8%**	**88.5%**	**88.5%**	**$ 36,865**	**$ 47.08**
SOUTHWEST							
Austin, TX							
3601 S Congress Avenue [2]	South	184,418	5.6%	88.0%	93.4%	$ 5,389	$ 33.19
TOTAL SOUTHWEST		**184,418**	**5.6%**	**88.0%**	**93.4%**	**$ 5,389**	**$ 33.19**
TOTAL PORTFOLIO		**3,295,483**	**100.0%**	**93.2%**	**94.2%**	**$ 122,940**	**$ 40.01**

[1] CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L'Enfant Promenade and 800 North Capitol Street.
[2] Lindblade Media Center and 3601 South Congress Avenue are each counted as one property but consist of 3 and 10 buildings, respectively.
[3] Based on leases signed as of June 30, 2017.
[4] Represents gross monthly base rent, as of June 30, 2017, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

34

Positive leasing trends / Manageable lease expirations1 35 1 CIM Commercial owned the following properties at June 30, 2017; however, they were excluded from the above presentation as they were sold as of October 24, 2017: 7083 Hollywood Boulevard, 370 L’Enfant Promenade and 800 North Capitol Street. 2 Based on the number of tenants. 3 Excludes leases for which the space was vacant for longer than one year, month-to-month leases, leases with an original term of less than 12 months, related party leases and space where the previous tenant was a related party. 4 Cash rents represent gross monthly base rent, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. 5 Represents gross monthly base rent, as of June 30, 2017, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Lease Expirations as a % of Annualized Office Rent1,5 1.7% 6.0% 11.5% 12.2% 21.0% 7.8% 8.6% 0.5% 12.4% 12.3% 6.0% 0% 5% 10% 15% 20% 25% 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 Thereafter 30-Jun-16 30-Sep-16 31-Dec-16 31-Mar-17 30-Jun-17 Recurring & Non-Recurring 1 Number of Transactions 2 18 7 13 18 11 Square Footage 171,117 105,244 67,846 76,604 48,573 Recurring 1,3 New Cash Rental Rate 4 46.12 $ 45.86 $ 40.71 $ 49.32 $ 50.53 $ Expiring Cash Rental Rate 4 36.94 $ 45.29 $ 37.28 $ 39.78 $ 44.80 $ Square Footage 164,446 71,318 54,783 67,367 22,910 Cash Rent Spread % 25% 1% 9% 24% 13% Three Months Ended

CMCT

DEBT SUMMARY[1,2]

AS OF JUNE 30, 2017

Mortgages	Interest structure (fixed / variable etc.)	Interest Rate	Maturity / Expiration Date	Loan balance 6/30/17 ($ thousands)	Amortization
1 Kaiser Plaza	Fixed	4.14%	07/01/2026	$ 97,100	I/O
2101 Webster Street	Fixed	4.14%	07/01/2026	83,000	I/O
2100 Franklin Street	Fixed	4.14%	07/01/2026	80,000	I/O
1901 Harrison Street	Fixed	4.14%	07/01/2026	42,500	I/O
1333 Broadway	Fixed	4.14%	07/01/2026	39,500	I/O
260 Townsend Street	Fixed	4.14%	07/01/2026	28,200	I/O
830 1st Street	Fixed	4.50%	01/05/2027	46,000	I/O
Total		**4.18%**		**$ 416,300**	

Corporate Debt	Interest structure (fixed / variable etc.)	Interest Rate	Maturity / Expiration Date	Utilization[5] ($ in thousands)	Maximum limit ($ thousands)
Unsecured Credit Facility	Variable	LIBOR + 1.35%	09/30/2018[4]	-	Revolver: $200,000
Unsecured Term Loan Facility	Variable	Hedged fixed rate is: 3.16%[3]	05/08/2022	$ 320,000[6]	N/A
Junior Subordinated Notes	Variable	LIBOR + 3.25%	03/30/2035	$ 27,070	N/A

[1] Excludes debt on 4200 Scotland Street ($28.9M) and 7083 Hollywood Boulevard ($21.7M), which were held for sale at June 30, 2017.
[2] Excludes: (a) $23.0M of secured borrowings – government guaranteed loans, which represent sold loans that are treated as secured borrowing because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral, and (b) premiums, discounts and debt issuance costs.
[3] Hedge is through May 8th, 2020.
[4] The credit facility was set to mature in September 2016 and prior to maturity, we exercised the first of two one-year extension options through September 2017. In August 2017, we exercised the second of two one-year extension options through September 2018. The unused capacity on the unsecured credit facility based on covenant restrictions as of August 4, 2017 and June 30, 2017 are approximately $154.0M and $89.0M, respectively.
[5] As of June 30, 2017. Adjusted for $65.0M of unsecured debt pay down made in August 2017.
[6] $385.0M was outstanding at June 30, 2017. In August 2017, after a paydown of $65.0M, the outstanding balance was $320.0M.

36

RECONCILATIONS/IMPORTANT DISCLOSURES/DISCLOSURE STATEMENT RECONCILIATIONS/IMPORTANT DISCLOSURES/DISCLOSURE STATEMENT 37

Net operating income ReconciliationS (1/4) 38 CIM Commercial internally evaluates the operating performance and financial results of its segments based on segment net operating income, which is defined as rental and other property income and expense reimbursements less property related expenses and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, transaction costs and provision for income taxes. We also evaluate the operating performance and financial results of our operating segments using cash basis net operating income (“Cash NOI”). We define Cash NOI as segment NOI adjusted to exclude the effect of the straight lining of rents, acquired above/below market lease amortization and other adjustments required by GAAP. Segment NOI and Cash NOI are not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, or to cash flows as a measure of liquidity, or as an indication of our performance or of our ability to pay dividends. All companies may not calculate segment NOI or Cash NOI in the same manner. We consider segment NOI and Cash NOI to be useful performance measures to investors and management because, when compared across periods, they reflect the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Additionally, we believe that Cash NOI is helpful to investors because it eliminates straight line rent and other non-cash adjustments to revenue and expenses. Below is a reconciliation of Cash NOI to segment net operating income and net income for the six months ended June 30, 2017 and June 30, 2016 and the twelve months ended December 31, 2016, December 31, 2015 and December 31, 2014. Office Multifamily Hotel Lending Total Cash NOI 58,839 $ 4,037 $ 8,054 $ 1,991 $ 72,921 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 2,671 (13) 4 - 2,662 Straight line rent, below-market ground lease and amortization of intangible assets (624) (276) - 19 (881) Lease termination income (118) - - - (118) Segment Net Operating Income 60,768 $ 3,748 $ 8,058 $ 2,010 $ 74,584 $ Asset management and other fees to related parties (14,935) Interest expense (19,199) General and administrative (1,586) Transaction costs (11,628) Depreciation and amortization (31,992) Impairment of real estate (13,100) Gain on sale of real estate 304,017 Income from continuing operations before provision for income taxes 286,161 Provision for income taxes (854) Net income 285,307 Net income attributable to noncontrolling interests (14) Net income attributable to the Company 285,293 $ Six Months Ended June 30, 2017 (in thousands, unaudited)

Net operating income ReconciliationS (2/4) 39 Office Multifamily Hotel Lending Total Cash NOI 50,828 $ 4,495 $ 9,999 $ 2,539 $ 67,861 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 2,754 (118) 1 - 2,637 Straight line rent, below-market ground lease and amortization of intangible assets (625) (276) - 16 (885) Segment Net Operating Income 52,957 $ 4,101 $ 10,000 $ 2,555 $ 69,613 $ Asset management and other fees to related parties (15,193) Interest expense (13,928) General and administrative (2,282) Transaction costs (267) Depreciation and amortization (36,538) Gain on sale of real estate 24,739 Income from continuing operations before provision for income taxes 26,144 Provision for income taxes (661) Net income from continuing operations 25,483 Discontinued operations Income from operations of assets held for sale 2,358 Net income from discontinued operations 2,358 Net income 27,841 Net income attributable to noncontrolling interests (12) Net income attributable to the Company 27,829 $ Six Months Ended June 30, 2016 (in thousands, unaudited) Office Multifamily Hotel Lending Total Cash NOI 99,448 $ 8,583 $ 15,917 $ 4,522 $ 128,470 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 6,667 (86) 3 - 6,584 Straight line rent, below-market ground lease and amortization of intangible assets (1,249) (551) - 34 (1,766) Lease termination income 118 - - - 118 Segment Net Operating Income 104,984 $ 7,946 $ 15,920 $ 4,556 $ 133,406 $ Asset management and other fees to related parties (30,327) Interest expense (33,848) General and administrative (4,231) Transaction costs (340) Depreciation and amortization (71,968) Gain on sale of real estate 39,666 Income from continuing operations before provision for income taxes 32,358 Provision for income taxes (1,646) Net income from continuing operations 30,712 Discontinued operations Income from operations of assets held for sale 3,853 Net income from discontinued operations 3,853 Net income 34,565 Net income attributable to noncontrolling interests (18) Net income attributable to the Company 34,547 $ Twelve Months Ended December 31, 2016 (in thousands, unaudited)

Net operating income ReconciliationS (3/4) 40 Office Multifamily Hotel Lending Total Cash NOI 102,792 $ 6,758 $ 19,458 $ 2,860 $ 131,868 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 6,485 346 4 - 6,835 Bad debt expense (510) - - - (510) Straight line rent, below-market ground lease and amortization of intangible assets (1,282) (551) - (66) (1,899) Segment Net Operating Income 107,485 $ 6,553 $ 19,462 $ 2,794 $ 136,294 $ Asset management and other fees to related parties (29,319) Interest expense (22,785) General and administrative (6,621) Transaction costs (1,382) Depreciation and amortization (72,361) Gain on sale of real estate 3,092 Income from continuing operations 6,918 Provision for income taxes (806) Net income from continuing operations 6,112 Discontinued operations Income from operations of assets held for sale 13,140 Gain on disposition of assets held for sale 5,151 Net income from discontinued operations 18,291 Net income 24,403 Net income attributable to noncontrolling interests (11) Net income attributable to the Company 24,392 $ Twelve Months Ended December 31, 2015 (in thousands, unaudited) Office Multifamily Hotel Lending Total Cash NOI 100,863 $ 6,827 $ 16,399 $ 1,813 $ 125,902 $ Deferred rent and amortization of intangible assets, liabilities and lease inducements 5,143 41 3 - 5,187 Straight line rent, below-market ground lease and amortization of intangible assets (1,315) (551) - (26) (1,892) Segment Net Operating Income 104,691 $ 6,317 $ 16,402 $ 1,787 $ 129,197 $ Asset management and other fees to related parties (25,222) Interest expense (19,073) General and administrative (5,463) Transaction costs (1,563) Depreciation and amortization (69,047) Bargain purchase gain 4,918 Income from continuing operations 13,747 Provision for income taxes (604) Net income from continuing operations 13,143 Discontinued operations Income from operations of assets held for sale 11,455 Net income from discontinued operations 11,455 Net income 24,598 Net income attributable to noncontrolling interests (220) Net income attributable to the Company 24,378 $ Twelve Months Ended December 31, 2014 (in thousands, unaudited)

Net operating income ReconciliationS (4/4) 41 As CIM Commercial's year end is December 31st, and CIM Commercial does not present TTM cash and segment NOI for the period ended June 30, 2017 in GAAP reporting, CIM Commercial reconciled the TTM cash and segment NOI using the NOI reconciliations above. Please note that the segment and cash NOI has been reconciled to the net income attributable to the Company for all periods presented above. Office Multifamily Hotel Lending Total Cash NOI - Six Months Ended June 30, 2017 58,839 $ 4,037 $ 8,054 $ 1,991 $ 72,921 $ Cash NOI - Twelve Months Ended December 31, 2016 99,448 8,583 15,917 4,522 128,470 Cash NOI - Six Months Ended June 30, 2016 (50,828) (4,495) (9,999) (2,539) (67,861) TTM Cash NOI 107,459 $ 8,125 $ 13,972 $ 3,974 $ 133,530 $ Office Multifamily Hotel Lending Total Segment NOI - Six Months Ended June 30, 2017 60,768 $ 3,748 $ 8,058 $ 2,010 $ 74,584 $ Segment NOI - Twelve Months Ended December 31, 2016 104,984 7,946 15,920 4,556 133,406 Segment NOI - Six Months Ended June 30, 2016 (52,957) (4,101) (10,000) (2,555) (69,613) TTM Segment NOI 112,795 $ 7,593 $ 13,978 $ 4,011 $ 138,377 $ (in thousands, unaudited) (in thousands, unaudited) Twelve Months Ended June 30, 2017

IMPORTANT DISCLOSURES 42 Assets and Equity Under Management Assets Under Management (“AUM”), or Gross AUM, represents (i)(a) for real assets, the aggregate total gross assets (“GAV”) at fair value, including the shares of such assets owned by joint venture partners and co-investments, of all of CIM’s advised accounts (each an “Account” and collectively, the “Accounts”) or (b) for operating companies, the aggregate GAV less debt, including the shares of such assets owned by joint venture partners and co-investments, of all of the Accounts (not in duplication of the assets described in (i)(a)), plus (ii) the aggregate unfunded commitments of the Accounts, as of June 30, 2017 (“Report Date”). The GAV is calculated in accordance with U.S. generally accepted accounting principles on a fair value basis (the “Book Value”) and generally represents the investment’s third-party appraised value as of the Report Date, or as of June 30, 2017, as adjusted further by the result of any partial realizations and quarterly valuation adjustments based upon management’s estimate of fair value, in each case through the Report Date other than as described below with respect to CIM REIT. The only investment currently held by CIM REIT consists of shares in CIM Commercial Trust Corporation (“CMCT”), a publicly traded company; the Book Value of CIM REIT is determined by assuming the underlying assets of CMCT are liquidated based upon management’s estimate of fair value. CIM does not presently view the price of CMCT’s publicly-traded shares to be a meaningful indication of the fair value of CIM REIT’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 3% of the outstanding shares of CMCT and are thinly-traded. Equity Under Management (“EUM”), or Net AUM, represents (i) the aggregate NAV of the Accounts (as described below), plus (ii) the aggregate unfunded commitments of the Accounts. The NAV of each Account is based upon the aggregate amounts that would be distributable (prior to incentive fee allocations) to such Account assuming a “hypothetical liquidation” of the Account on the date of determination, assuming that: (x) investments are sold at their Book Value (as defined above); (y) debts are paid and other assets are collected; and (z) appropriate adjustments and/or allocations between equity investors are made in accordance with applicable documents, in each case as determined in accordance with applicable accounting guidance. Net Asset Value The estimated Net Asset Value (“NAV”) contained herein is CMCT’s pro forma NAV giving effect to certain transactions that have not been completed. Accordingly, the NAV contained herein is different from the estimated NAV described in the S-11 and must not be treated as the “Applicable NAV” for purposes of CMCT’s Series A Preferred Stock offering. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. Further, different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that could be significantly different from our estimated NAV. Additionally, our estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels and other various activities occurring after June 30, 2017 that would have an impact on our estimated NAV, other than the sale of assets that were sold or are under contract for sale as of October 24, 2017 (7083 Hollywood Boulevard, 800 North Capitol Street, 370 L’Enfant Promenade, 4200 Scotland Street and 47 E 34th Street) and the $65M of unsecured debt pay down made in August 2017. The estimated NAV per share of $22.28 was calculated by CIM Investment Advisors, LLC, relying in part on appraisals of our real estate investments and the assets of our lending segment. The table on page 32 sets forth the material items included in the calculation of our estimated NAV. We engaged various third party appraisal firms to perform appraisals of our real estate investments and the assets of our lending segment as of December 31, 2016. Except for two multifamily properties and three office properties that were sold or are under contract for sale as of October 24, 2017, the fair values of our investments in real estate were based on appraisals obtained as of December 31, 2016 plus capex additions, at cost, incurred thereafter. The fair values of our two multifamily properties and three office properties were based on actual proceeds received when the properties were sold, or expected proceeds to be received, based on purchase and sale agreements entered into with unrelated third parties. The fair values of the assets of our lending segment were based on an appraisal obtained as of December 31, 2016 plus loan activity, at cost, incurred thereafter. The December 31, 2016 appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals was prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members.

Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 25, 2017

Registration Statement No. 333-218019

FREE WRITING PROSPECTUS

CIM Commercial Trust Corporation (the “Company” or “CMCT”) has filed a registration statement (including a prospectus) on Form S-11 (No. 333-218019) with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC and the ISA for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://investors.cimcommercial.com/index.cfm. Alternatively, Leumi Partners Underwriting Ltd will arrange for a prospectus to be sent to you if you request it by calling 972-3-5141290 or toll-free at 1-833-300-3008.

You may also access the prospectus for free on the SEC website at www.sec.gov at https://www.sec.gov/Archives/edgar/data/908311/000104746917006540/a2233623zs-11a.htm and on the Magna website at www.magna.isa.gov.il under the Company’s name.